Exhibit 10.2
[Certain terms in this Exhibit have been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission an unredacted copy of this Exhibit upon request.]
Baker Hughes Company
Performance Share Unit Award Agreement For [Participant]
1.Capitalized Terms. Each capitalized term used but not defined in this Award Agreement (including Appendix A) shall have the meaning ascribed to such term in the Baker Hughes Company 2026 Long-Term Incentive Plan (the “Plan”), a copy of which will be furnished upon request.
2.Grant. The Committee of Baker Hughes Company (the “Company”) has granted Performance Share Units (“PSUs”) to the individual named above in this Award Agreement (the “Participant”) on [Grant Date] (the “Grant Date”). Each PSU entitles the Participant an opportunity to earn and receive from the Company one share of Class A common stock of the Company, par value $0.0001 per share (“Share”), for which the restrictions set forth in paragraph 4 lapse in accordance with the terms of this Award Agreement, the Plan, any country specific addendums and any rules and procedures adopted by the Committee. The target number of PSUs reflected in the Participant’s Plan account maintained by Fidelity Stock Plan Services (the “Target PSUs”) is the number of PSUs that the Participant may earn if the Performance Condition is satisfied at the target level. The actual number of PSUs that the Participant may earn may be less than or more than the Target PSUs, depending upon actual performance and the service of the Participant, as specified in paragraph 4. Shares may be adjusted or converted into other property or cash pursuant to the provisions of the Plan.
3.Dividend Equivalents. Until such time as the restrictions lapse or the PSUs are cancelled, whichever occurs first, the Company shall establish an amount to be paid to the Participant equal to the number of PSUs that are ultimately earned pursuant to this Agreement times the per Share quarterly dividend payments made to stockholders of the Company’s Shares during the period from the Grant Date until the date that the restrictions lapse and the PSUs are vested (“Dividend Equivalent”). The Company will pay the Participant an amount equal to the Dividend Equivalents unpaid as of the date that the restrictions lapse (without interest) upon such lapse date (when such PSUs are vested). Notwithstanding the foregoing, any unpaid Dividend Equivalents attributable to PSUs that are cancelled (including forfeitures due to failure to vest) will not be paid and are immediately forfeited upon cancellation (or failure to vest) of the PSUs. Dividend Equivalents will be paid in cash or in Shares, or in a combination of cash and Shares, as determined by the Committee in its discretion.
4.Restrictions.
a.Lapse of Restrictions Generally. Except as specified in paragraph 6(a), restrictions on the PSUs will lapse to the extent that both the Service Condition and the Performance Condition are satisfied and once the Committee has certified the Performance Condition has been satisfied (the “Normal Restriction Lapse Date”). Subject to paragraphs 5 and 6, the “Service Condition” will be satisfied with respect to the PSUs only if the Participant has been continuously employed by the Company or one of its Subsidiaries through the Normal Restriction Lapse Date, and the “Performance Condition” will be satisfied with respect to between 0% and 200% of the Target PSUs based on the attainment of Cumulative ROIC and Relative Cumulative Free Cash Flow Divided by Cumulative Adjusted EBITDA performance conditions, adjusted by the Relative TSR modifier, in accordance with Appendix A, and in all cases, subject to the maximum share limitation and maximum value as set forth below in Section 4(b) and 4(c), respectively. Prior to the issuance of any Shares pursuant to paragraph 7, except as specified in this Award Agreement (for example, in the event of an Involuntary Termination due to a Change in Control as described in paragraphs 5(b) and 6(a)), the Committee shall certify the extent, if any, to which the Performance Condition was achieved.
b.Maximum Shares Limitation. Following the application of the Relative TSR modifier (as detailed on Appendix A), the maximum number of Shares the Participant may earn under this Award is Shares equal to 225% of the Target PSUs.
c.Maximum Value Limitation. In addition to any other limitation specified in this Award Agreement, notwithstanding anything in this Award Agreement to the contrary, if the Final Value of the Shares otherwise issuable on lapse of the restrictions on the PSUs, as determined in accordance with this Award Agreement, exceeds the applicable Maximum Value, the number of Shares issued to the Participant will be reduced so that the Final Value of the number of Shares issued is equal to such Maximum Value. “Final Value” means the closing price of a Share on the End Date, multiplied by the number of Shares otherwise issuable on lapse of the restrictions applicable to the PSUs (assuming for such purpose that the immediately preceding sentence did not apply). “Maximum Value” means the closing price of a Share on the Grant Date multiplied by the Target PSUs, multiplied by 5.
5.Termination of Employment. If the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the Normal Restriction Lapse Date, the PSUs shall be immediately cancelled, except as follows:
a.Employment Termination Due to Death. If the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the Normal Restriction Lapse Date as a result of the Participant’s death, the Service Condition shall be deemed fully satisfied as of the date of such termination, and, subject to paragraph 6(a), the PSUs shall remain subject to the Performance Condition.
b.Involuntary Termination Following Certain Transactions. If prior to the Normal Restriction Lapse Date (i) the Participant incurs an Involuntary Termination during the 24-month period following a Change in Control or (ii) the Participant incurs an Involuntary Full Severance of Employment in Connection With a Covered Transaction during the 24-month period following a Covered Transaction (in each case, as determined by the Committee in its sole discretion), the Service Condition shall be deemed to be fully satisfied for all PSUs awarded hereby on the date of the Participant’s Involuntary Termination.
For the avoidance of doubt, the 24-month period following a Change in Control or a Covered Transaction includes the date of the consummation of the Change in Control or the Covered Transaction.
c.Occurrence of Total Disability. If on or after the first anniversary of the Grant Date and prior to the Normal Restriction Lapse Date, the Participant incurs a Total Disability, the Service Condition shall be deemed fully satisfied as of the date of such termination, and, subject to paragraph 6(a), the PSUs shall remain subject to the Performance Condition.
d. Other Involuntary Termination. If on or after the first anniversary of the Grant Date and prior to the Normal Restriction Lapse Date, the Participant incurs an Involuntary Termination, and paragraph 5(b) does not apply, then as of the date of such Involuntary Termination, the Service Condition shall be deemed satisfied with respect to the applicable Pro-Rata Portion, and such Pro-Rata Portion of the PSUs shall remain subject to the Performance Condition (except as specified in paragraph 6(a) and (b)).

e.Termination of Employment Due to Other Reasons. If the Participant incurs a Termination of Employment for any reason other than as specified in paragraphs 5(a), 5(b), 5(c), or 5(d) then the PSUs shall be immediately cancelled.
f. Definitions. For purposes of this Award Agreement, the following terms have the meanings specified below:
(i) “Company Group” means the Company and entities that, at the relevant times through the date of the Participant’s Termination of Employment, are Subsidiaries.
(ii) “Covered Transaction” means a transaction other than a Change in Control that, in the determination of the Committee in its sole discretion, involves either (1) the formation of a joint venture to which the Company contributes assets or businesses comprising at least 30% of the Company (as measured in terms of assets, revenue, cash flow, net income and/or other parameters, in the discretion of the Committee) (a “Covered Business”) and in which the Company retains an equity interest of at least 40%, or (2) the disposition to the Company’s shareholders of a Covered Business.
(iii) “Involuntary Full Severance of Employment in Connection With a Covered Transaction” means an Involuntary Termination incurred in connection with the Covered Transaction as determined by the Committee in its sole discretion; provided, however, that the Participant shall not incur an Involuntary Full Severance of Employment in Connection With a Covered Transaction if, prior to the Normal Restriction Lapse Date, (1) the Participant receives an offer of employment from a Qualifying Successor (whether or not the Participant accepts such offer of employment) unless such offer of employment is for materially diminished base salary as compared to the Participant’s base salary in effect immediately prior to the consummation of the Covered Transaction as determined by the Committee in its sole discretion, or (2) the Participant transfers to, or continues the employment with, a Qualifying Successor on or following a Covered Transaction.
(iv) “Involuntary Termination” means the Termination of Employment of the Participant (1) because the Participant’s position with the Company Group is eliminated, (2) because the Participant and the Company, or any Subsidiary (or, upon or following a Change in Control, any of their successors), terminates the employment of the Participant without Cause, (3) because the Participant is no longer employed within the Company Group because the Participant becomes or remains employed by a Qualifying Successor, (4) because on or within 24 months following and in connection with a Covered Transaction (as determined by the Committee in its sole discretion) the Participant resigns from employment with the Company, or any Subsidiary due to a material diminution of the Participant’s base salary (as determined by the Committee in its sole discretion) within such period; provided that the Participant delivers written notice to the Participant’s employer, either the Company or a Subsidiary (as applicable), of the Participant’s intention to terminate employment within 30 days following the occurrence of such material diminution of base salary and the Company or Subsidiary (as applicable) has not, within 30 days following receipt of such written notice, corrected such diminution (in which case such resignation shall be effective immediately upon the expiration of the cure period or such other date that would remain within the short term deferral period for purposes of Section 409A as agreed in writing by the Participant and such employer), or (5) because, on or within 24 months following a Change in Control, the Participant resigns from employment with the Company, or any Subsidiary (or, upon or following a Change in Control any of their successors), due to a reason that would qualify as an event that is a “Good Reason” within the meaning of the Baker Hughes Company Executive Change in Control Severance Plan (as determined by the Committee), whether or not the Participant is a participant in the Baker Hughes Company Executive Change in Control Severance Plan; provided, that the Participant delivers written notice to the Committee of the Participant’s intention to terminate employment within 30 days following the occurrence of the Good Reason event and the Company or Subsidiary (or, upon or following a Change in Control any of their successors) as applicable, has not, within 30 days following receipt of such written notice, corrected such Good Reason event (in which case such resignation shall be effective immediately upon the expiration of the cure period or such other date that would remain within the short term deferral period for purposes of Section 409A as agreed in writing by the Participant and the Participant’s employer) (for the avoidance of doubt, treating all references to Committee for purposes of this clause (5) as the “Committee” within the meaning of the Baker Hughes Company Executive Change in Control Severance Plan). For purposes of this Award Agreement, an “Involuntary Termination” does not include (w) a Termination of Employment for Cause, (x) the Participant’s death or Termination of Employment due to disability or retirement, (y) a voluntary Termination of Employment by the Participant, or (z) the transfer or continuation of the employment of the Participant to or with the Company or an entity that is then a Subsidiary (or, following a Change in Control, any of their successors).
(v)“Pro-Rata Portion” shall mean the total number of PSUs covered by this Award multiplied by a fraction, the numerator of which is the total number of complete months which have elapsed between the Grant Date and the date of Involuntary Termination and the denominator of which is 36. Notwithstanding the foregoing, in the event that the Participant’s Involuntary Termination results from or occurs in connection with a divestiture, sale of a business unit or division, spin-off, distribution, or similar joint venture transaction that results in a Subsidiary or business unit ceasing to be a Subsidiary, affiliate or business unit of the Company (a “Divestiture Transaction”) that does not constitute a Change in Control, the Pro-Rata Portion shall instead be calculated by substituting, for the numerator described above, the total number of complete months which have elapsed between the Grant Date and the date of consummation of such Divestiture Transaction (as determined by the Administrator in its sole discretion), regardless of whether the Participant continues in the employ of the Company or any of its Subsidiaries for any period following such consummation for administrative, transitional or other purposes.
(vi)“Qualifying Successor” means (1) an entity (or entities) holding assets or businesses comprising a Covered Business that is disposed of to the Company’s shareholders in a Covered Transaction and entities that are affiliated with such entity under section 414 of the Code, (2) a joint venture to which the Company contributes assets or businesses comprising a Covered Business and entities that are affiliated with such entity under section 414 of the Code.
(vii)“Termination of Employment” means the Participant is no longer employed by the Company or any entity that is then a Subsidiary without a contemporaneous transfer of employment to the Company or an entity that is then a Subsidiary.
(viii)“Total Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or any of its Subsidiaries.
6.Transactions Involving the Company or Peers.
a.Change in Control of the Company. In the event of a Change in Control, the Performance Condition shall be deemed satisfied at the target level of performance with respect to the Target PSUs that have not theretofore been forfeited, and, except as specified above in this Award Agreement, the Target PSUs shall remain subject to the Service Condition.

b.Covered Transaction. In the event of a Covered Transaction, if paragraph 5(b) or paragraph 5(d) applies to the Participant and the Committee has determined in its sole discretion that the Participant has incurred an Involuntary Termination in connection with the Covered Transaction, the Performance Condition shall be deemed satisfied at the greater of (i) the target level of performance or (ii) the actual performance through the date of the Covered Transaction (calculated based upon the most recent results that have then been reported through the calendar quarter immediately preceding the date of the Covered Transaction) with respect to the Target PSUs that have not theretofore been forfeited.
c.Transactions Involving Peers. Notwithstanding anything in this Award Agreement (other than Section 3d of Appendix A) to the contrary, for purposes of the Performance Condition in Appendix A, in the event that, prior to the End Date, there occurs:
(i)a merger, acquisition or business combination transaction of a Peer with or by another Peer, only the surviving entity shall remain a Peer;
(ii)a merger of a Peer with an entity that is not a Peer, or the acquisition or business combination transaction by or with a Peer, or with an entity that is not a Peer, in each case where such Peer is the surviving entity and remains publicly traded, such Peer shall remain a Peer;
(iii)a merger or acquisition or business combination transaction of a Peer by or with an entity that is not a Peer or a “going private” transaction involving a Peer where such Peer is not the surviving entity or is otherwise no longer publicly traded, such Peer shall no longer be a Peer;
(iv)a stock distribution from a Peer consisting of the shares of a new publicly traded company (a “spin-off”), such Peer shall remain a Peer, such distribution shall be treated as a dividend from such Peer based on the closing price of the shares of the spun-off company on its first day of trading and the Cumulative Free Cash Flow of the spun-off company and the Adjusted EBITDA of the spun-off company shall not thereafter be tracked for purposes of calculating Cumulative Free Cash Flow and Adjusted EBITDA, and the performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR, and the performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR; or
(v) a bankruptcy or liquidation of a Peer, the Cumulative Free Cash Flow Divided by Cumulative Adjusted EBITDA of such Peer shall be ranked last for purposes of determining the Relative Cumulative Free Cash Flow Divided by Cumulative Adjusted EBITDA, and the TSR of such Peer shall be ranked last for purposes of determining the Relative TSR.
7.Issuance and Withholding Tax. As soon as administratively practicable (but no more than 45 days) following such date as both the Service Condition and the Performance Condition restrictions lapse pursuant to this Award Agreement, the Company shall issue to the Participant such Shares with respect to the portion, if any, of the PSUs for which the restrictions lapse in accordance with this Award Agreement. In no event will payment under this Award be made later than the date that is 2 ½ months after the calendar year in which both the Service Condition and the Performance Condition have been satisfied (or deemed satisfied) under the terms of this Award Agreement. No later than the date as of which an amount with respect to the PSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to such amount.
8.Amendment/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, or terminate the PSUs without the consent of the Participant; provided, however, that no such amendment, alteration or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; provided further that no such consent shall be required with respect to any amendment, alteration or termination of the PSUs if the Board determines in its sole discretion that such amendment, alteration, or termination either (a) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (b) is in accordance with paragraph 9. Notwithstanding the foregoing, no amendment of the PSUs may be made that would cause the Participant to become subject to additional taxes under Section 409A of the Code (“Section 409A”). Also, the PSUs shall be null and void to the extent the grant of PSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.
9.Recoupment. Notwithstanding any other provision of this Award to the contrary, the PSUs, any Shares issued in settlement of the PSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the Baker Hughes Recovery of Compensation Policy, as may be amended from time to time, and any other recoupment policy that the Company may adopt from time to time.
10.Plan Terms. This Award is subject to the terms of the Plan, which terms are incorporated by reference.
11.Data Privacy. Section 8(p) of the Plan is hereby incorporated herein by reference. To the extent any applicable data protection law (including the European Union or United Kingdom General Data Protection Regulation) imposes requirements that conflict with or are more protective than the provisions of this Agreement or Section 8(p) of the Plan, such applicable data protection law shall control.
12.Repatriation; Compliance with Law. The Participant agrees to repatriate all payments attributable to the Shares acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Participant’s country of employment (and country of residence, if different). In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Company and any of its Subsidiaries and affiliated companies, as may be required to allow the Company and any of its Subsidiaries and affiliated companies to comply with local laws, rules and/or regulations in the Participant’s country of employment (and country of residence, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and/or regulations in the Participant’s country of employment and country of residence, if different.
13.Electronic Delivery. The Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company and its Subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or a website of the Company’s agent administering the Plan. By accepting this Award, the Participant also hereby consents to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.
14.Nontransferability. Except as specified in this Award Agreement, this Award and this Award Agreement are not transferable or assignable by the Participant other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order.
15.Section 409A. This Award is intended to be exempt from Section 409A. To the extent applicable, the Plan and any award document governing an award granted under the Plan (“Award Document”) shall be interpreted in accordance with Section 409A and the interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Document, if the Committee determines that any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, the Committee may modify or amend such provision of the Plan or Award Document without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A. If necessary to exempt the Award from Section 409A, or to comply with Section 409A, any PSUs that become payable by reason of the Participant’s Termination of Employment shall not be made to the Participant unless the Participant’s Termination of Employment constitutes a “separation from service” (within the meaning of Section 409A and any regulations or other guidance thereunder). Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of the Participant’s separation from service, then to the extent that any delivery of Shares hereunder constitutes nonqualified deferred compensation within the meaning of Section 409A and is payable upon such separation from service, such delivery shall not be made until the earlier of (i) the date that is six (6) months after the date of the Participant’s separation from service, or (ii) the date of the Participant’s death.
16.Adjustments to Award. This Award is subject to adjustments pursuant to Section 4(b) of the Plan. In the event of any conflict or inconsistency between the Plan and any Award Document, the Award Document shall govern and the Plan shall be interpreted to minimize or eliminate any such conflict or inconsistency.
17.Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Appendix A
[PSU Performance Condition Redacted; Company Confidential]